Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into by and between M. BURKE WELSH, JR. ("Consultant"), and PAB BANKSHARES, INC. and THE PARK AVENUE BANK (the “Companies”).   Consultant and the Companies are sometimes referred to together as the “parties” or individually as a “party.”

W I T N E S S E T H:
WHEREAS, the Companies desire to retain Consultant to provide certain services to the Companies, and Consultant desires to provide such services to the Companies, all subject to the terms and conditions set forth herein;

NOW THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.            Engagement as an Independent Contractor.

The Companies hereby agree to engage Consultant as an independent contractor, and Consultant hereby accepts such engagement as an independent contractor, upon the terms and conditions set forth in this Agreement.

2.            Term.

(a)           The term of this Agreement shall commence on April 6, 2009 and shall expire on March 31, 2010 (“Term”), unless the Agreement is terminated before the expiration of the Term pursuant to Section 2(b), (c), or (d) below.

(b)           Notwithstanding Section 2(a), if Consultant dies during the Term of this Agreement, the Agreement shall terminate.

(c)           Notwithstanding Section 2(a), the Companies may terminate this Agreement at any time with or without advance notice or cause by providing written notice to Consultant.

(d)           Notwithstanding Section 2(a), Consultant may terminate this Agreement upon a material breach by the Companies.

(e)           Upon termination of this Agreement by the Companies, Consultant shall be entitled to payments in the amount, and under the terms, provided in Section 5 below.  Upon payment of such sums, the Companies shall have no further obligations under this Agreement except the obligations in Section 12 of this Agreement.

3.            Services.

Subject to the terms and conditions set forth in this Agreement, during the Term of this Agreement, Consultant shall provide the following services (the “Services”) to the Companies or their designated representatives:

Exhibit 10.2

(a)           assist with the Companies’ efforts to participate in certain government-sponsored programs;

(b)           assist with the Companies’ interaction with various banking regulators, including, but not limited to, the Georgia Department of Banking and Finance and the Board of Governors of the Federal Reserve System;

(c)           assist with the Companies’ relationships with its borrowers, depositors, and other customers;

(d)           assist with the Companies’ efforts to reduce their level of non-performing assets; and

(e)           assist the Companies with such services as they may reasonably request from time to time.

Consultant shall provide the Services during the Term of this Agreement at the request of the Companies, at an average level of no more than eight (8) hours per week.  Additionally, during the Term of this Agreement, Consultant agrees to take no actions that in any way damage the public image or reputation of the Companies or their affiliates or to knowingly assist, in any way, a competitor of the Companies.

4.            Consultant as an Independent Contractor.

In the performance of this Agreement, both Consultant and the Companies will be acting in their own separate capacities and not as agents, employees, partners, joint venturers or associates of one another.  It is expressly understood and agreed that Consultant is an independent contractor of the Companies in all manners and respects.  The parties further agree that:

(a)           Consultant is not authorized to bind the Companies to any liability or obligation or to represent that Consultant has any such authority.

(b)           Consultant may, at his own option, choose to perform his consulting services as part of a single-member limited liability corporation or other corporate entity.

(c)           Consultant may, at his option, obtain and maintain (at Consultant’s own cost) any required insurance or other protection required for the performance of the Services under this Agreement.

(d)           Except as provided in Section 5, Consultant shall be solely and exclusively responsible and liable for all expenses, costs, liabilities, assessments, maintenance, insurance, undertakings and other obligations incurred by Consultant at any time and for any reason as a result of this Agreement or the performance of the Services by Consultant.

(e)           Consultant shall be solely and exclusively responsible for obtaining and providing (at Consultant’s own cost) whatever computer, training, software or other equipment Consultant believes is necessary to complete the Services required under this Agreement.

(f)           Consultant shall complete the Services required under this Agreement according to Consultant’s own means and methods of work which shall be in the exclusive charge and control of Consultant and which shall not be subject to the control or supervision of Companies, except as to the results of the work.

Exhibit 10.2

 (g)           Consultant shall not be subject to the Companies’ employee personnel policies and procedures.  Except as a former employee of the Companies, or pursuant to any Employment Termination Agreement with the Companies, or as required by law, Consultant also shall not be eligible to receive any employee benefits or participate in any employee benefit plan sponsored by the Companies, including, but not limited to, any retirement plan, insurance program, disability plan, medical benefits plan or any other fringe benefit program sponsored and maintained by the Companies for their employees.

(h)            The Companies and Consultant acknowledge and agree that Consultant shall not provide the Services to the Companies on a full-time basis.  Nothing in this Agreement shall prevent Consultant from engaging in other activities for and on behalf of other clients during the Term of this Agreement, provided that those services (i) are not inconsistent or incompatible with Consultant’s obligations under this Agreement, including Section 6 of this Agreement, and (ii) do not violate the Employment Termination Agreement between Consultant and the Companies.

5.            Compensation.

(a)           As payment for the Services rendered pursuant to this Agreement, the Companies shall pay, and Consultant shall accept, a fee of one hundred-fifty dollars ($150) per each hour that Consultant provides the Services.  The fee for any partial hour that Consultant provides the Services shall be determined by multiplying one hundred-fifty dollars ($150) by a fraction of which the numerator is the number of minutes in the period and the denominator is sixty (60).

(b)           Consultant shall be reimbursed by the Companies for reasonable business expenses incurred in providing the Services, including mileage, airfare, hotels, meals, and parking, in accordance with Section 20 below, provided that those expenses are approved by at least one of the Companies in advance and Consultant submits receipts for those expenses to the Companies in a timely manner.

(c)           Consultant shall invoice The Park Avenue Bank on a monthly basis for hours worked and reimbursable expenses for the preceding month.  All invoices shall be directed to:

The Park Avenue Bank
Attention: Donald J. Torbert
3250 North Valdosta Road
Valdosta, Georgia 31602

Payment to Consultant for hours worked and reimbursable expenses shall be made no later than 15 days after receipt of such invoice.

(d)           Consultant hereby acknowledges and agrees that Consultant shall be solely responsible for all of Consultant’s withholding taxes, social security taxes, unemployment taxes, and workers’ compensation insurance premiums, if any.  Consultant hereby agrees to indemnify and hold harmless the Companies from any liability for, and any and all federal, state and local taxes or assessments of any kind arising out of or in connection with any fee paid by the Companies to Consultant.

Exhibit 10.2

6.            Confidentiality.

(a)           For purposes of this Agreement, the following terms shall have the following respective meanings:

(i)           “Confidential Information” shall mean all valuable, proprietary and confidential information belonging to or pertaining to the Companies that does not constitute a “Trade Secret” of the Companies and that is not generally known by or available to the Companies’ competitors but is generally known only to the Companies and those of its employees, independent contractors, clients or agents to whom such information must be confided for internal business purposes.

(ii)           “Trade Secrets” shall mean the “trade secrets” of the Companies as defined under applicable law.

(b)           During the performance of his duties hereunder, Consultant will be exposed to certain Trade Secrets and Confidential Information.  Consultant acknowledges and agrees that the Trade Secrets and Confidential Information represent a substantial investment by the Companies and that any disclosure or use of any of such Trade Secrets or Confidential Information, except as otherwise authorized in this Agreement, or any other violation of the confidentiality provisions of this Section 6, would be wrongful and could cause immediate and irreparable injury to the Companies.

(c)           Except as required to perform his obligations under this Agreement, Consultant hereby covenants and agrees that Consultant shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the Companies and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party entity for any purpose other than in accordance with this Agreement or as required by applicable law:  (i) with regard to any Confidential Information, during the Term of this Agreement and for a period of three (3) years thereafter, and (ii) with regard to any Trade Secret, at any time during which such information constitutes a trade secret under applicable law.

7.            Ownership of Work Product.

All work product, property, data, documentation, information or materials conceived, discovered, developed or created by Consultant in performing the Services pursuant to this Agreement (collectively, the “Work Product”) shall be owned exclusively by the Companies.  To the greatest extent possible, any Work Product shall be deemed to be a “work made for hire” (as defined in the United States Copyright Act, 17 U.S.C.A. §101 et seq., as amended) and owned exclusively by the Companies.  Consultant hereby unconditionally and irrevocably transfers and assigns to the Companies all right, title and interest in or to any Work Product.  To the extent the Work Product is deemed to be other than a “work made for hire,” Consultant hereby assigns all right, title and interest in and to the Work Product to the Companies and agrees to execute all documents requested by the Companies to confirm such assignment.

Exhibit 10.2

8.            Remedies.

The parties represent and agree that any disclosure or use of any Trade Secrets or Confidential Information by Consultant except as otherwise permitted under this Agreement or authorized by the Companies in writing, or any other violation of Section 6, would be wrongful and cause immediate, significant, continuing and irreparable injury and damage to Companies that is not fully compensable by monetary damages.  Should Consultant breach or threaten to breach any provision of Section 6, the Companies shall be entitled to obtain immediate relief and remedies in a court of competent jurisdiction (including but not limited to damages, preliminary or permanent injunctive relief and an accounting for all profits and benefits arising out of Consultant’s breach), cumulative of and in addition to any other rights or remedies to which Companies may be entitled by this Agreement, at law or in equity.

9.            Return of Materials.

Immediately upon termination of the Agreement, or at any point before or after that time upon the specific request of Companies, the Consultant shall return to the Companies, all written or descriptive materials of any kind belonging or relating to the Companies or their affiliates, including, without limitation, any Work Product, Confidential Information and Trade Secrets, in Consultant’s possession or control.

10.           Laws, Regulations, and Public Ordinances.

Consultant shall comply with all federal, state, and local statutes, regulations, and public ordinances governing his work hereunder and shall indemnify, defend and hold the Companies harmless from any and all liability, damage, cost, fine, penalty, fee and expense arising from Consultant’s failure to do so.

11.           Notices.

All notices required, necessary or desired to be given pursuant to this Agreement shall be in writing and shall be effective when delivered or on the third day following the date upon which such notice is deposited, postage prepaid, in the United States mail, certified return receipt requested, and addressed to the party at the address set forth below:

If to Consultant:	If to the Companies:
M. Burke Welsh, Jr. 154 Darwish Drive McDonough, Georgia 30252	Attention: Donald J. Torbert The Park Avenue Bank 3250 North Valdosta Road Valdosta, Georgia 31602

Exhibit 10.2

12.           Indemnification.

The Companies shall indemnify and defend Consultant against any and all future claims and civil actions arising out of his work as a consultant pursuant to this Agreement.  Any indemnification provided to Consultant under this Paragraph 12 shall be on the same terms and to the same extent as the indemnification provided under the Companies’ bylaws to the Companies’ officers and directors.

13.           Waiver of Breach.

The waiver by any party to this Agreement of a breach of any provision, section or paragraph of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same, or of a different provision, section or paragraph, by any party hereto.

14.           Assignment by Consultant.

Consultant may not assign, transfer or subcontract any of its rights or obligations under this Agreement to any party without the prior written consent of the Companies.  Consultant’s obligations under this Agreement shall be binding on Consultant’s successors and permitted assigns (if any).  Any assignment, transfer or subcontracting in violation of this provision shall be void.

15.           Governing Law and Consent to Jurisdiction.

This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia.  In addition, the parties consent to personal jurisdiction and venue solely within the State of Georgia and waive all otherwise possible objections thereto.  The parties agree that they will not file any action arising out of this Agreement other than in the United States District Court for the Southern District of Georgia, Valdosta Division or the state or superior courts of Lowndes County, Georgia.

16.           Severability.

The unenforceability or invalidity of any particular provision of this Agreement shall not affect its other provisions, and to the extent necessary to give such other provisions effect, they shall be deemed severable. The judicial body interpreting this Agreement shall be authorized and instructed to rewrite any of the sections which are enforceable as written in such a fashion so that they may be enforced to the greatest extent legally possible.  Consultant acknowledges and agrees that the covenants and agreements contained in this Agreement shall be construed as covenants and agreements independent of each other or any other contract between the parties hereto and that the existence of any claim or cause of action by Consultant against the Companies, whether predicted upon this Agreement or any other contract, shall not constitute a defense to the enforcement by the Companies of said covenants and agreements.

17.           Interpretation.

Should a provision of this Agreement require judicial interpretation, it is agreed that the judicial body interpreting or construing the Agreement shall not apply the assumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party which itself or through its or its agents prepared the agreement, it being agreed that all parties and/or their agents have participated in the preparation hereof.  The headings contained herein are for the convenience of the parties only and shall not be interpreted to limit or affect in any way the meaning of the language contained in this Agreement.

Exhibit 10.2

18.           Survival.

Notwithstanding any expiration or termination of this Agreement, the provisions of Sections 6 – 13 and 15 – 19 hereof shall survive and remain in full force and effect, as shall any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement.

19.           Entire Agreement, Binding Nature.

This Agreement embodies the entire agreement of the parties and supersedes all prior agreements between the parties hereto relating to the subject matter hereof (except as to any Employment Termination Agreement executed between Consultant and the Companies).  This Agreement may not be modified or amended except by a written instrument signed by both Consultant and an authorized representative of one of the Companies.  This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

20.           Reimbursements.   To the extent they constitute deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the amount of expenses eligible for reimbursement under this Agreement, or in-kind benefits provided, during one calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year.  Any such reimbursement of an eligible expense shall be made promptly after proper substantiation of such expense, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred.  The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit.

21.           409A.

Notwithstanding the foregoing, for purposes of Section 409A of the Code, the parties agree that Consultant will have a “separation from service” within the meaning of Section 409A of the Code on the Termination Date because it is reasonably anticipated that the level of bona fide services Consultant will perform for the Companies or their affiliates after such date pursuant to this Agreement or otherwise will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services that Consultant performed for the Companies over the immediately preceding thirty-six (36) month period (or such lesser period as the Consultant provided services to the Companies).

Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to, or in connection with, this Agreement that is considered to be deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time, as complies with the applicable requirements of Section 409A of the Code.  For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. Notwithstanding the foregoing, neither the Companies, nor any of their affiliates, nor any of their officers, directors, employees or representatives shall be liable to Consultant if any payments or benefits provided hereunder are considered deferred compensation or for any interest, taxes or penalties resulting from non-compliance with Section 409A of the Code.

Exhibit 10.2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement this _6th___ day of _____April_______, 2009.

“COMPANIES”		“CONSULTANT”
PAB Bankshares, Inc.		M. Burke Welsh, Jr.

By:	/s/ Thompson Kurrie, Jr.	/s/ M. Burke Welsh, Jr.

Its:	Vice Chairman	Witnessed By:	/s/ Al D. Hosford

The Park Avenue Bank

By:	/s/ Thompson Kurrie, Jr.

Its:	Vice Chairman